Exhibit 99.1

Natural Health Trends Announces Fourth Quarter 2015 Estimated Revenue

LOS ANGELES – January 11, 2016 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and "quality of life" products under the NHT Global brand, today announced its fourth quarter 2015 estimated revenue.

The Company estimates total revenue for the quarter ended December 31, 2015 to be $73.6 million, which represents an increase of 108% compared to $35.4 million in the fourth quarter of 2014. The Company estimates that its deferred revenue at December 31, 2015 was $4.0 million, compared to $4.5 million at September 30, 2015. At December 31, 2014, deferred revenue was $2.7 million, compared to $2.9 million at September 30, 2014.

“In the first few days of the New Year, our stock was caught up in the selloff in the Chinese and other stock markets around the world. Marketing high-quality consumer products to Chinese consumers, we have not felt any ill effect from the Chinese economic slowdown. In fact, we had a strong fourth quarter, the 10th consecutive quarter in which our year-on-year growth exceeded 50%. The latest quarter revenue was especially impressive, considering that it came on the heels of an extraordinary third quarter during which our leaders worked very hard in order to qualify for attending the Nasdaq closing bell ceremony in October. On January 6, we hosted an event in Hong Kong for 6,500 participants to introduce new products and promotions. Our members are very upbeat about the New Year,” commented Chris Sharng, President of Natural Health Trends Corp.

“On January 7, we became aware of an online posting alleging a government investigation of our business in China. By January 11, our Chinese employees were in direct contact with the Beijing City’s government officials. As of now, we are unaware of an investigation. We have initiated the process set forth in China’s pertinent law to contact the website where the allegation was posted. We will appropriately disclose any material, verified information.”

The revenue estimates are preliminary and have not yet been reviewed by the Company's independent accountants. Significant updates and revisions may be required before the release of the Company's annual financial results. The Company expects to soon release the date and time of its upcoming fourth quarter and full year 2015 earnings conference call in a separate press release.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company's website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 6, 2015 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
Addo Communications
Tel: 310-829-5400
investor.relations@nhtglobal.com

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